Exhibit 10.11

EXECUTION VERSION

PERSONAL AND CONFIDENTIAL

December 13, 2019

Ms. Elizabeth Muñoz-Guzman

Re:	Employment Agreement

Dear Ms. Muñoz-Guzman:

In order to memorialize your position as Chief Executive Officer of Torrid LLC, a California limited liability company (the “Company”) (it being acknowledged that you have served as Chief Executive Officer of the Company since August 28, 2018), the Company and you are entering into this employment agreement (the “Agreement”) effective as of December 13, 2019 (the “Effective Date”). As Chief Executive Officer, you will report directly to the Board (as defined below). Your duties as Chief Executive Officer will involve such duties as are normally associated with such position and such other matters related to the day-to-day executive management of the Company, consistent with your position as Chief Executive Officer, as delegated to you by the Board. Your principal place of business will be at the Company’s office located in City of Industry, California, it being agreed and understood that you will engage in business travel to the extent necessary or desirable for the performance of your duties as the Company’s Chief Executive Officer. For purposes hereof, “Parent Group” means, collectively, Sycamore Partners Torrid L.L.C., a Delaware limited liability company (“Parent”), and each of its subsidiaries (including the Company). Any references to the “members of the Parent Group” and similar phrases shall be deemed to refer to Parent and its subsidiaries (including the Company). For purposes hereof, “Board” shall mean (i) during any such period in which Torrid Intermediate LLC, a Delaware limited liability company, is the managing member of the Company and the Company shall not have a board of directors or board of managers, the board of managers of Torrid Intermediate LLC, and (ii) otherwise, the board of directors or board of managers or other similar governing body, as applicable, of the Company.

The specific terms of your employment are as follows:

1.    Annual Base Salary. During the Term (as defined in Section 7 below), your annual base salary will be $900,000 (“Base Salary”), to be paid in regular installments in accordance with the Company’s general payroll practices for other executives of the Company. The Board will review your Base Salary on an annual basis for potential increase thereto. All amounts payable to you pursuant to this Agreement shall be subject to any required withholding under applicable law.

2.    Annual Bonus. For FY 2019 and each fiscal year thereafter during the Term, you will be eligible to earn an annual bonus in an amount of 125% of your Base Salary, upon the achievement of annual plan goals (the “Target Bonus”). Your annual plan performance targets will be recommended by the management of the Company and established annually (in consultation with you) prior to the start of each fiscal year (which targets will generally focus on financial metrics of the Company in comparison to budget). If you are employed on the last day of the applicable fiscal year, you shall be entitled to payment of the full earned bonus amount for such fiscal year, determined based on the level of achievement of the applicable performance targets.

Any bonus earned under this Section 2 shall be paid as soon as practicable and within forty-five (45) days following the completion of Parent’s audit for the fiscal year during which such bonus was earned under this Section 2, but in any event by December 31st immediately following the completion of such fiscal year.

3.    Certain Matters Upon an IPO.

(a)     If an IPO occurs during your employment hereunder, then you will be entitled to a one-time grant of restricted stock units or restricted share awards (the “IPO Stock Award”) in respect of such number of shares of common stock of the IPO Issuer as is equal to $1.5 million divided by the initial public offering price per share of common stock of the IPO Issuer offered to the public in the IPO. The IPO Stock Award will be granted as soon as reasonably practicable following the date of the IPO (the “IPO Date”). The IPO Stock Award (i) shall vest as to (x) 50% of the shares of common stock subject to the IPO Stock Award as of the date of grant and (y) 50% of the shares of common stock subject to the IPO Stock Award in equal installments on each of the first, second, and third anniversaries of the IPO Date, provided that you are employed by the Company through the applicable vesting date, and (ii) shall be subject to such other terms and conditions consistent with the IPO Issuer’s grant of equity-based awards to similarly-situated employees.

(c)    In addition, if an IPO occurs during your employment hereunder, you will be eligible to receive an annual incentive equity award grant in a form and at a time determined by the Compensation Committee of the board of directors of the IPO Issuer on terms and conditions no less favorable to you than those provided to other senior management team members of the Company, with the amount of such annual incentive equity awards (and the timing of the grant of such awards) to be determined by the Compensation Committee of the board of directors of the IPO Issuer. All such annual incentive equity awards granted to you will be subject to vesting and other terms of a company-wide equity plan to be implemented by the IPO Issuer in connection with the IPO.

(d)    For purposes hereof, the following terms shall have the following meanings:

(i)    “IPO” means an initial public offering and sale of any common stock of any member of the Parent Group pursuant to an effective registration statement under the Securities Act.

(ii)    “IPO Issuer” means the applicable member of the Parent Group whose common stock is registered in the IPO.

(iii)    “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

4.    Benefits; Reimbursement of Expenses.

(a)    During the Term, you will be eligible to receive benefits in accordance with the Company’s standard benefit plans approved by the Board which are provided to other senior executives of the Company (excluding any incentive equity compensation, which will be determined on a case by case basis), as the same may be amended, modified or replaced from time to time, which at a minimum will include health insurance on the same terms and conditions provided to other senior management team members of the Company, paid time off in accordance with Company policy for senior management team members and reimbursement of business expenses as described in Section 4(b) below.

(b)    Promptly following your presentation to the Company of reasonable supporting documentation therefor, the Company shall reimburse you for all business travel, entertainment and other expenses, in each case, incurred by you in connection with the performance by you of your duties pursuant to this Agreement which are consistent with the Company’s policies in effect from time to time regarding such business expenses. In addition, upon presentation of appropriate documentation, the Company shall pay your reasonable attorneys’ fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $10,000 which shall be paid on or as soon as reasonably practicable following the Effective Date.

(c)    To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) all such expenses, benefits or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

5.    Equity Award Matters.

(a)    From and following the Effective Date, “Fair Market Value” for purposes of the repurchase right set forth in Section 4 of that certain Incentive Unit Purchase Agreement, dated August 29, 2018 by and between you and Torrid Holding LLC (the “Incentive Unit Agreement”) the determination of “Fair Market Value” shall not include any discounts for lack of marketability or minority ownership of the units being repurchased.

(b)    If a Change of Control (as defined in the Incentive Unit Agreement) of the Company occurs prior to an IPO, then, so long as you remain continuously employed by the Company through the consummation of such Change of Control, any then-outstanding unvested equity-based awards held by you as of immediately prior to such Change of Control will vest in full upon, and subject to the consummation of, such Change of Control.

(c)    If during the two year period immediately following the consummation of a Change of Control that occurs following an IPO, your employment with the Company and its subsidiaries is terminated for any reason other than for Cause, or you terminate your employment with the Company and its subsidiaries for Good Reason, any then-outstanding unvested equity-based awards held by you as of immediately prior to the date of such termination of employment will vest in full on the 60th day following the date of your termination of employment, subject to the your execution and non-revocation of a customary general release in the form attached hereto as Exhibit A prior to such date.

6.    Payments on Termination of Employment.

(a)    If your employment terminates for any reason, the Company shall pay to you (i) the portion of your Base Salary and paid time off, if any, accrued and unpaid through the date of termination of your employment and (ii) any annual bonus earned for the prior fiscal year (i.e., for the fiscal year prior to the fiscal year in which your termination occurs) pursuant to Section 2 hereof, if any, which has not been previously paid. The amounts payable to you pursuant to the preceding sentence will be paid to you at such times as you would have otherwise been entitled to receive such amounts had your employment not been terminated (determined in accordance with the Company’s payroll practices at the time of termination). You shall also be entitled to elect to purchase benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) from the Company and/or its provider on the same terms made available to other former employees of the Company.

(b)    If your employment is terminated by reason of your death or Disability (as defined below), the Company will also pay you (or your estate) a prorated portion of your annual Target Bonus described in Section 2 above earned for the fiscal year in which any such termination of your employment occurs, prorated based upon the number of days you were employed during such fiscal year, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in any event by December 31st immediately following the completion of such fiscal year.

(c)    In addition, upon the Company’s termination of your employment without Cause or your resignation of your employment for Good Reason, the Company will pay you the following:

(i)    Severance; and

(ii)    If you are eligible for, and timely elect, continued coverage under COBRA for yourself and/or your eligible dependents under the Company’s group health insurance plans following the termination of your employment in accordance with this Section 6(c), the Company shall pay the COBRA premiums necessary to continue the health insurance coverage in effect for you and/or your eligible dependents as of the date of your termination of employment with the Company until the earliest of (A) twelve (12) months following your termination date (the “COBRA Severance Period”); (B) the expiration of your eligibility for continuation coverage under COBRA; and (C) the date on which you become eligible for group health insurance coverage in connection with new employment. If you become eligible for coverage under another employers group health plan, or otherwise cease to be eligible for COBRA coverage during the COBRA Severance Period, you must immediately notify the Company of such event, and the Company’s obligation to pay COBRA premiums on your behalf will cease. Notwithstanding the foregoing, provided, further, that the Company may modify the continuation coverage contemplated by this Section 6(c)(ii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Except as otherwise set forth in this Section 6, all of your rights to any remuneration of any kind or nature whatsoever from the Company or any member of the Parent Group shall cease upon termination of your employment.

(d)    For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Cause” means your (A) conviction of a felony (or your entry of a plea of guilty or “no contest” with respect to a felony), (B) fraudulent conduct, (C) willful refusal to materially perform your duties (except during periods when you are unable to perform such duties as a result of your illness (either physical or mental) or other incapacity or excused absence or vacation) consistent with your position and title as reasonably directed by the Board, (D) willful misconduct which has a material adverse effect on the business or reputation of the Company or its subsidiaries, or (E) a material breach by you of your obligations set forth in this Agreement; provided that you shall not be deemed to have been terminated for Cause in the case of clause (E) above, unless such breach is not fully corrected prior to the expiration of the fifteen (15)-day period following delivery to you of the Company’s written notice of its intention to terminate your employment for Cause describing the basis therefor in reasonable detail. For purposes of this “Cause” definition, an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company and its subsidiaries.

(ii)    “Disability” (A) means any incapacity due to a physical or mental illness or injury which results in your inability to perform your duties with reasonable accommodation for a total of 120 days during any twelve (12)-month period, as determined by the Board in its good faith judgment and (B) will be deemed to have occurred on the 120th day of such inability to perform.

(iii)    “Good Reason” means you resign your employment with the Company as a result of one or more of the following events that occur without your written consent: (A) any material adverse change in your authority, responsibilities or duties such that you no longer have the title of, or serve or function as, the Company’s Chief Executive Officer (except during periods when you are unable to perform such duties as a result of your illness (either physical or mental) or other incapacity or excused absence or vacation), (B) a material breach by the Company of this Agreement (including, without limitation, any reduction in your Base Salary or your bonus opportunity described in Section 2(a) hereof), or (C) a relocation of your principal business location to an area outside of the Los Angeles, California metropolitan area; provided that you must deliver to the Company written notice of your resignation no later than sixty (60) days after you become aware of the occurrence of any such event in order for your purported resignation with Good Reason to be effective hereunder and such resignation will not be effective until the sixtieth (60th) day following receipt of any such written notice by the Company (the “Notice of Termination”). Notwithstanding anything contained herein to the contrary, you shall not have Good Reason for termination if, within thirty (30) days after the receipt by the Company of your Notice of Termination, the Company corrects the action or failure to act that constitutes the purported grounds for termination for Good Reason as set forth in the Notice of Termination.

(iv)    “Severance” means, without duplication of amounts, (A) an amount equal to twelve (12) months of your then-current Base Salary and (B) a prorated portion of your annual Target Bonus described in Section 2 above earned based on actual Company performance for the fiscal year in which a termination of employment pursuant to Section 6(c) occurs, prorated based upon the number of days you were employed during such fiscal year, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in any event by December 31st immediately following the completion of such fiscal year. Subject to Section 6(f), the amounts payable to you pursuant to the preceding sentence will be paid to you at such times as you would have otherwise been entitled to receive such amounts had your employment not been terminated (determined in accordance with the Company’s payroll practices at the time of termination), except as otherwise provided herein. As a condition to the Company’s obligation to pay you Severance, you shall enter into and deliver a customary general release in the form attached hereto as Exhibit A whereby you release any and all claims arising out of or related to your employment with the Company and the members of the Parent Group and the termination of your employment. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay you Severance during such times as you are in violation of Sections 8, 9, 10 or 11 of this Agreement.

(e)    Release. You shall forfeit all rights to Severance payments unless the release referred to in Section 6(d)(iv) above is signed, delivered and not subject to revocation within sixty (60) days following the date of your termination of employment. If the foregoing release is executed, delivered and not subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)    To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and not subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following your termination of employment.

(ii)    To the extent that any such cash payment to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments shall be made or commence upon the sixtieth (60th) day following your termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein.

(f)    In the event of your termination of employment, you will take all reasonably necessary actions to effect a smooth transition of your duties with respect to each member of the Parent Group to such person or persons as may be designated by the Board.

(g)    In the event the stock of the Company or any of its subsidiaries or their respective parent companies (including any member of the Parent Group) is publicly traded and you are a “specified employee” as that term is defined under U.S. Department of Treasury Regulation (“Treasury Regulation”) Section 1.409A-1(h)(3), as promulgated under the Code, then, except as otherwise permitted under Code Section 409A and the Treasury Regulations promulgated thereunder, (i) with respect to any such amounts payable under Section 6(d)(iv)(A), you will begin receiving payments (without duplication of amounts) on the first scheduled payroll date in the seventh (7th) month following the termination of the Term and the first such payment will include the accumulated payments during the first six (6) months following the termination of the Term that otherwise would have been due under Section 6(d)(iv)(A) had such payments commenced immediately following the termination of the Term, and any remaining payments made thereafter with respect to Section 6(d)(iv)(A) shall continue as provided in Section 6(d)(iv), and (ii) with respect to any such amounts payable under Section 6(d)(iv)(B), you will receive such payment on the last to occur of (A) the date such payment would have otherwise been payable pursuant to Section 6(d)(iv)(B), and (B) the first schedules payroll date in the seventh (7th) month following the termination of the Term.

(h)    For purposes of Code Section 409A, (i) references herein to your “termination of employment” or like reference shall refer to your separation from service with the Company within the meaning of Code Section 409A and (ii) the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(i)    It is the intent of the parties to this Agreement that this Agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Code Section 409A and the Treasury Regulations promulgated thereunder. To the extent that future regulations or guidance issued pursuant to Code Section 409A or the Treasury Regulations promulgated thereunder require any amendments to this Agreement as to the form and timing of the payment of benefits hereunder, the parties agree that they will consent to, and make, such amendments, subject, in each such case, to the preservation of the parties’ respective economic interests and legal rights and obligations hereunder.

7.    Term. The term (the “Term”) of this Agreement shall commence as of the Effective Date and shall terminate immediately upon the first to occur of (i) the effective date of your resignation with or without Good Reason (it being agreed that in the case of your resignation without Good Reason, you shall provide the Company with not less than thirty (30) days written notice prior to the effective date of any such resignation), death or Disability (as defined below) and (ii) the termination of your employment by the Company for Cause or without Cause. Any termination of this Agreement by the Company shall be effective as specified in a written notice to you from the Company. Your termination of employment with the Company for any reason shall be deemed to automatically remove you, without further action, from any and all offices held by you with the Company and the members of the Parent Group (including, without limitation, any office as a member of the board of directors or board of managers or similar governing body of any member of the Parent Group). You agree to promptly sign and submit notice(s) of resignation or any other documents reasonably requested in order for any member of the Parent Group to effectuate your removal from any offices held by you.

8.    Confidential Information.

(a)    You acknowledge that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or any member of the Parent Group obtained by you while employed by the Company or any member of the Parent Group or while serving as an officer, director or manager of the Company or any member of the Parent Group (“Confidential Information”) are the property of the Company and the members of the Parent Group. In addition to the above, you specifically acknowledge and agree that proprietary or confidential information about the customers, suppliers, licensees, licensors and other business relations of Parent, the Company and/or any other members of the Parent Group is Confidential Information and constitutes trade secrets of the Parent Group. Therefore, during the Term and at all times thereafter, you agree that you shall not disclose to any unauthorized person or use for your own purposes any Confidential Information without the prior written consent of the Board or the applicable Parent Group member’s board of managers or other governing body, as the case may be, unless and to the extent that (i) the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions to act or (ii) you are required to disclose such Confidential Information pursuant to applicable law (it being agreed you shall cooperate with the Company’s efforts (and at the Company’s cost), if requested by the Company, to obtain a protective order or other assurances that such Confidential Information shall be accorded confidential treatment); provided that with respect to each portion of the Confidential Information that qualifies as a trade secret under applicable law, each such portion of such Confidential Information shall be held and treated in accordance with the provisions of this Agreement for such maximum period of time as is allotted for trade secrets under applicable law. You will deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information, Work Product (as defined in Section 9 below) or related to the business of the Company or any member of the Parent Group which you may then possess or have under your control.

(b)    18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(c)    Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be required to notify the Company that such reports or disclosures have been made.

9.    Inventions and Patents.

(a)    You acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any member of the Parent Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by the Company or any member of the Parent Group (“Work Product”) belong to the Company or the other applicable members of the Parent Group. You shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after your employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(b)    Notwithstanding anything to the contrary herein, the provisions of this Section 9 will not apply to any Work Product which qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention which is developed entirely on your own time without using the equipment, supplies, facilities or trade secret information of the Parent Group, and which is not related to the business of the Parent Group (either actual or demonstrably anticipated), and which does not result from work performed for the Parent Group.

10.    Conflict of Interest.

(a)    In further consideration of the remuneration to be paid hereunder, you agree that during the Term, you shall devote your full time and energies to fulfill all responsibilities to the Company in the capacity set forth herein. During the Term and during the twelve (12)-month period immediately thereafter (such period consisting of the Term and ending on twelve (12)-month period immediately thereafter, the “Restrictive Term”), you shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), or in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Company or its subsidiaries operates or plan to operate. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means any person, entity or business in the United States of America engaged in any phase of the business of developing, manufacturing, marketing, selling, licensing or distributing of products or services that are the same as, or are substantially similar to, or which otherwise compete with the products or services of the Company and its subsidiaries, including products or services the Company and/or its Subsidiaries have taken steps to engage in as of the date of Executive’s termination of employment, (whether in the retail store channel, direct marketing or e-commerce channel or any combination of the foregoing or otherwise), including, but not limited to, any apparel business or division thereof that is engaged in the development, manufacturing, marketing, sale, licensing or distribution of plus-size apparel; provided, that the foregoing prohibition shall not apply to any such person, entity or business that competes with the Company or any of its subsidiaries through a division, subsidiary, or other business unit of such person, entity or business so long as you do not work or consult with or for, render any services to, or otherwise give advice to or in any manner participate or engage in any business activity on behalf of, any such division, subsidiary, or business unit that does so compete.

(b)    In further consideration of the remuneration to be paid hereunder, you agree that during the Restrictive Term, you will not, either directly or indirectly, for yourself or any other person or entity (i) induce or attempt to induce any employee of Parent, the Company or any other member of the Parent Group to leave the employ of Parent, the Company or such other member of the Parent Group, or in any way interfere with the relationship between Parent, the Company or any of the other members of the Parent Group, on the one hand, and any employee thereof, on the other, (ii) hire any person who is an employee of Parent, the Company or any of the other members of the Parent Group (or in the case of a former employee, was an employee of Parent, the Company or any of the other members of the Parent Group at any time during the 180 day period prior to any attempted hiring by you) or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other material business relation of Parent, the Company or any of the other members of the Parent Group to cease doing business with Parent, the Company or such other member of the Parent Group, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or material business relation, on the one hand, and Parent, the Company or any of the other members of the Parent Group, on the other (including, without limitation, making any negative statements or communications about Parent, the Company or any such other member of the Parent Group). Notwithstanding the foregoing, the provisions of this Section 10(b)(i) and (ii) shall not be violated due to the solicitation or hiring of store-level employees by general advertising or solicitation not specifically targeted at Company-related person. You agree that the aforementioned covenant contained in this Section 10 is reasonable with respect to its duration, geographical area and scope.

11.    Nondisparagement. From and after the Effective Date and following termination of your employment with the Company, (a) you agree not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries and affiliates, or their respective employees, officers, directors or equityholders and (b) the Company agrees to direct its directors and executive officers not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory to you. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

12.    Enforcement of Covenants. If, at the time of enforcement of Sections 8, 9, 10 or 11 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because your services are unique and because you have access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event a court determines that you breached or violated Section 10, the periods of such restrictive covenants will be tolled until such breach or violation ceases.

13.    Other Businesses. As long as you are employed by the Company, you agree that you will not, except with the express written consent of the Board, become engaged in, render services for, or permit your name to be used in connection with any business other than the business of the Company and Parent and the other members of the Parent Group and will not serve as an officer, employee or director or in a similar capacity of any other entity. Notwithstanding the foregoing, you may devote a reasonable amount of your time to civic or charitable activities and to the management of your personal investments so long as such activities do not interfere with the performance of your duties and responsibilities for the Company and the other members of the Parent Group.

14.    Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way, including, without limitation, any prior agreement between you and the Company or any of its affiliates (including Parent) or predecessors with respect to your employment by the Company or any of its affiliates (including Parent) or predecessors. Sycamore Partners Management, L.P. shall be an intended third party beneficiary of the terms and conditions of this Section 14.

15.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

16.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and your and its respective heirs, successors and assigns, except that you may not assign your rights or delegate your obligations hereunder.

17.    Choice of Law; Waiver of Jury Trial. This Agreement will be governed by the internal laws of the State of Delaware. Each of the undersigned submits to the co-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington,

Delaware over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. You acknowledge and agree that you were represented by counsel in connection with the negotiation of this Agreement. You acknowledge and agree that, pursuant to Section 925 of the California Labor Code, (i) you have waived the application of California law to this Agreement and any disputes under this Agreement, (ii) you have waived any right to have any disputes under this Agreement adjudicated in California, and (iii) you acknowledge and agree that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Each of the undersigned waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with Section 23 hereof, and service so made will be deemed to be completed on the date of delivery. Each of the undersigned consents to service of process as aforesaid. Nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.    Certain Tax Matters. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment or distribution of any type to or for you by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received the entire amount of such Total Payments. The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be provided to you by the Company, together with detailed supporting calculations and documentation as soon as practicable following the occurrence of the relevant triggering event, and, absent manifest error, such determination shall be final and binding upon you and the Company. In the event a portion of the Total Payments is required to be reduced, they shall be reduced in the following order of priority in a manner consistent with Section 409A: (a) first from cash compensation that is exempt from Section 409A, (b) next from equity compensation that is exempt from Section 409A, then (c) from payments that are subject to Section 409A in reverse chronological order of scheduled distribution.

19.    Indemnification. The Company hereby covenants and agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable laws against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorney’s fees and expenses) resulting from your good faith performance of your duties and obligations with Parent, the Company or any of their subsidiaries or as the fiduciary of any benefit plan of Parent, the Company or their subsidiaries. To the extent permitted by applicable laws, the Company, within thirty (30) days of presentation of invoices, shall reimburse you for all reasonable out-of-pocket legal fees and disbursements reasonably incurred by you in connection with any such indemnifiable matter; provided that you shall consult with the Company prior to selecting your counsel and shall obtain the Company’s approval, which approval shall not be unreasonably withheld, of such counsel. In addition, the Company shall cover you under its directors and officers liability insurance policy (and shall cause Parent to cover you under Parent’s directors and officers liability insurance policy) both during the Term and during the six-year period thereafter in the same amount and to the same extent, if any, as the Company and Parent (as applicable) covers their respective other officers and directors during any such period of time. In no event shall you be liable to the Company or any member of the Parent Group as a result of the performance of your duties hereunder except as a result of your willful misconduct or knowing violation of applicable law. Each of the Company (on its own behalf and on behalf of Parent) shall ensure that their respective constituent documents shall at all times provide for the maximum limitation on liability for their officers and directors that is permitted by applicable law as in effect from time to time.

20.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

21.    Company Representations. The Company represents and warrants that this Agreement has been duly authorized and approved by the Board.

22.    Executive Representations. You hereby represent and warrant that you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that your execution and performance of this Agreement will not violate or breach any other agreements between you and any other person or entity.

23.    Notices. Notices and all other communications provided for in this Agreement shall be delivered to the addresses set forth below:

To the Company:

Torrid LLC

18305 East San Jose Avenue

City of Industry, California 91748

Attn: Head of Human Resources

With copies (which shall not constitute notice) to:

Sycamore Partners

9 West 57th Street

31st Floor

New York, NY 10019

Attention: Stefan Kaluzny; Dary Kopelioff

Telecopy: 212-796-8560

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention: James P. Faley, P.C.

Telecopy: 312-862-2200

to you, at the address then on file for you at the Company.

Please countersign a copy of this Agreement to evidence your agreement to the terms and conditions contained herein.

Sincerely,

TORRID LLC

By:	Torrid Intermediate LLC

Its:	Manager

By:	/s/ Stephan Kaluzny
Stephan Kaluzny
Manager

ACKNOWLEDGED, ACCEPTED AND AGREED:

/s/ Elizabeth Muñoz-Guzman
Elizabeth Muñoz-Guzman

Date: December 13, 2019

Exhibit A

Release Agreement

[See Attached]